SERIES A CONVERTIBLE PREFERRED STOCK

PURCHASE AGREEMENT

Dated as of August 21, 2006

Between

SECURITY HOLDING CORP.

And

HOMELAND SECURITY CAPITAL CORPORATION

i

Exhibit A - Certificate of Designation
Exhibit B - Form of Conversion Notice
Exhibit C - Promissory Note

Schedules

ii

SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

This Series A Convertible Preferred Stock Purchase Agreement (the “Agreement”) is dated as of August 21, 2006 by and among Security Holding Corp., a Delaware corporation (the “Company”), and Homeland Security Capital Corporation (the “Purchaser”).

The parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF PREFERRED STOCK

Section 1.1  Purchase and Sale of Preferred Stock. Upon the following terms and conditions, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, up to 5,000,000 shares of the Company’s Series A Convertible Preferred Stock, $1.00 par value per share (the “Preferred Shares”), at a price of $1.00 per share. The Preferred Shares are convertible into shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”). The Purchaser will initially purchase 3,000,000 Preferred Shares (the “First Tranche”) for an aggregate purchase price equal to $3,000,000 (“Purchase Price”). The Purchaser agrees to purchase on any date (or dates) prior to August 21, 2008 up to an additional 2,000,000 Preferred Shares in the aggregate on such dates and in such amounts (the “Additional Tranches”) as the Company (following the unanimous approval of its board of directors (the “Board”)) requests upon sixty (60) days prior written notice. The designation, rights, preferences and other terms and provisions of the Preferred Shares are set forth in the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock attached hereto as Exhibit A (the “Certificate of Designation”). The Company and the Purchaser are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded by Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) or Section 4(2) of the Securities Act.

Section 1.2  The Conversion Shares. The Company has authorized and reserved and covenants to continue to reserve, free of preemptive rights and other similar contractual rights of stockholders, such number of shares of Common Stock equal to one hundred twenty percent (120%) of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the issued and outstanding Preferred Shares. Any shares of Common Stock issuable upon conversion of the Preferred Shares are herein referred to as the “Conversion Shares.” The Preferred Shares and the Conversion Shares are sometimes collectively referred to as the “Shares.” The Preferred Shares may be converted into Common Stock in accordance with the Certificate of Designation and pursuant the delivery of a conversion notice in the form attached as Exhibit B hereto.

Section 1.3  Purchase Price and Closing. The Company agrees to issue and sell to the Purchaser and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchaser, agrees to purchase the Preferred Shares. The closing of the purchase and sale of the Preferred Shares for the First Tranche (a “Closing” and together with any additional closings of the sale of Preferred Shares, the “Closings”) shall take place at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, Miami Center - 20th Floor, 201 South Biscayne Blvd., Miami, Florida 33131 at 1:00 p.m. (eastern time) upon the satisfaction of each of the conditions set forth in Article IV hereof (the “Closing Date”). The Purchase Price for the First Tranche with respect to the Closing shall be payable as follows: (i) $2,500,000 shall be paid by wire transfer of immediately available funds on or prior to the Closing Date; and (ii) $500,000 shall be payable via a promissory note, in the form attached hereto as Exhibit C (the “Note”). Additional Closings for the sale of the Additional Tranches shall occur at times and places as mutually agreed by the parties.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1  Representations and Warranties as to the Company. The Company represents and warrants to the Purchaser that each of the following is, or will be at the Closing Date, true and correct:

(a)  Capitalization. The authorized capital stock of the Company consists of (i) 40,000,000 shares of Common Stock, of which 15,000,000 shares are issued and outstanding and (ii) 10,000,000 shares of Preferred Stock, none of which are issued and outstanding. All shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. All prior offerings and issuances of Common Stock have been made in accordance with applicable federal and state securities Laws. Except as disclosed in Schedule 2.1(a) and in the Stockhoders’ Agreement of the Company dated the date hereof, (i) no shares of the Company’s capital stock are subject to rights of first refusal, preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company, (ii) there are no outstanding debt securities, (iii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company, (iv) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company, (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the sale of the common shares of Common Stock as described in this Agreement and (vi) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement. “Laws” mean material federal, state, local and foreign laws, statutes, ordinances, rules or regulations, orders and administrative rulings promulgated by any governmental or regulatory authority.

(b)  Organization; Good Standing; Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted by it. Schedule 2.1(b) hereto sets forth a true and complete list of all states and other jurisdictions in which the Company is duly qualified and in good standing to transact business as a foreign corporation. Except for those states and jurisdictions set forth on Schedule 2.1(b), there are no other states or jurisdictions in which the character and location of the properties owned or leased by the Company and the conduct of its Business make any such qualification necessary, except any where the failure to be so qualified would not have a Material Adverse Effect. The Company’s minute books contain true and complete records of all meetings and other material actions, including, without limitation, actions by vote or written consent of the stockholders and the board of directors of the Company. “Material Adverse Effect” means an effect that is more than a minor, de minimis or minimal effect on the Business, operations or condition (financial or other) of the Company or the value of its properties or assets. All references to “Company” in Section 2.1 shall also refer to any Subsidiaries of the Company where applicable; except that (i) the reference to “Delaware” in the first sentence shall be replaced with “Wisconsin” when referring to the Subsidiaries of the Company, and (ii) Schedule 2.1(b) shall not apply to the Subsidiaries of the Company.

(c)  Authority; Validity; No Conflicts. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and the Company has all necessary corporate power with respect thereto. This Agreement is the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by general equitable principles or the operation of bankruptcy, insolvency, reorganization, moratorium or similar Laws. Except as set forth in Schedule 2.1(c), neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor the performance by the Company of its obligations hereunder, shall (or, with the giving of notice or the lapse of time or both, would) (i) conflict with or violate any provision of the Company’s Certificate of Incorporation or Bylaws of the Company, as amended; (ii) give rise to a conflict, breach or default, or any right of termination, cancellation or acceleration of remedies or rights, or otherwise result in a loss of benefits to the Company, under the provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets is otherwise bound; (iii) violate any Law applicable to the Company or any of its properties or assets; (iv) result in the creation or imposition of any Lien upon any of the properties or assets of the Company or cause the Company to be subject to any Tax; (v) interfere with or otherwise adversely affect the ability to carry on the business of the Company as presently conducted; or (vi) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give rise to any right to revoke, suspend, terminate or modify any Permit. “Liens” mean all liens, mortgages, pledges, charges, claims, security interests or encumbrances of any nature whatsoever. “Permits” means governmental permits, approvals, licenses, certificates, franchises, authorizations, consents and orders necessary for the operation of the Business in the manner that it is presently conducted.

(d)  Governmental Authorizations; Third-Party Consents. Except as set forth on Schedule 2.1(d) hereto, no approval, consent, waiver, exemption, order, authorization or other action by, or notice to or filing with, any governmental authority or any Person, and no lapse of a waiting period, is required to be obtained by the Company in connection with (or in order to permit) the execution, delivery or performance by any of them of this Agreement or the consummation of the transactions contemplated hereby or thereby (collectively, “Consents”).“Person” or “Persons” means any stockholder, officer, employee or director of the Company, or any other natural person, corporation, partnership, limited liability company or other entity. “Subsidiaries” shall mean any corporation or other organization, whether incorporated or unincorporated, in which the Company owns, directly or indirectly, any equity or other ownership interest.

(e)  Financial Statements. The Company has delivered to the Purchaser true and complete copies of its Subsidiaries’ (i) unaudited balance sheet as of December 31, 2003 and the related unaudited statements of income (loss), retained earnings and cash flow for the fiscal year then ended (the “2003 Financial Statements”), (ii) audited balance sheet as of December 31, 2004 and the related audited statements of income (loss), retained earnings and cash flow for the fiscal year then ended (the “2004 Financial Statements”) and (iii) audited balance sheet as of December 31, 2005 and the related audited statements of income (loss), retained earnings and cash flow for the fiscal year then ended (the “2005 Financial Statements”).  “Financial Statements” means the 2003 Financial Statements, 2004 Financial Statements and 2005 Financial Statements, collectively. The Financial Statements are attached hereto as Schedule 2.1(e). Except as set forth on Schedule 2.1(e), the Financial Statements, including any notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in the case of the 2003 Financial Statements, the absence of footnotes) and fairly present the financial position of the Company as of the dates indicated and the results of its operations for the periods covered thereby. The books and records of the Company are, in all material respects, true and complete, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition and results of operations of the Company as set forth in its financial statements.

(f)  Interests in Other Entities. The Company owns all of the capital stock of each of its Subsidiaries. The Company does not, directly or indirectly, (i) own, of record or beneficially, any shares of voting stock or any other equity securities of any Person other than as set forth on Schedule 2.1(f); (ii) have any other ownership or equity or debt interest, of record or beneficially, in any Person; or (iii) have any obligation or right, fixed or contingent, to purchase or subscribe for any interest in, advance or loan monies to, or in any way make an investment in, any Person or to share any profits or capital investments in any other Person (other than as set forth on Schedule 2.1(f)).

(g)  Title to Properties; Leases. Except as set forth on Schedule 2.1(g), the Company has good and marketable title to all of its properties and assets, real and personal, including, but not limited to, those reflected in the audited balance sheet contained in the 2005 Financial Statements (the “2005 Balance Sheet”) (except as since sold or otherwise disposed of in the ordinary course of business since December 31, 2005, or as expressly provided for in this Agreement), free and clear of all encumbrances, liens or charges of any kind or character except: (a) those securing liabilities of the Company incurred in the ordinary course (with respect to which no default exists); (b) liens of real estate and personal property taxes; (c) property leased pursuant to leases disclosed on any Schedule hereto; and (d) imperfections of title and encumbrances, if any, which, in the aggregate do not have a Material Adverse Effect on the business, properties or assets of the Company.

(h)  Accounts Receivable; Fixed Assets; Inventory.

(i)  Schedule 2.1(h)(i) hereto sets forth a true and complete list of the Accounts Receivable as of December 31, 2005 and as of May 31, 2006 and the individual aging with respect thereto. All of the Accounts Receivable reflected on Schedule 2.1(h)(i) are good and collectible in the ordinary course of business at the recorded amounts thereof, less the amount of the reserves for bad accounts reflected thereon (which reserves have been established in accordance with United States generally accepted accounting principles (“GAAP”) on a basis consistent with past practice), and, to the best of the Company’s knowledge, are not subject to any counterclaims or offsets. “Accounts Receivable” means all of the Company’s accounts receivable due to the Company, including but not limited to obligations owing to the Company arising from the sale or lease of goods or the rendition of services by the Company.

(ii)  Schedule 2.1(h)(ii) hereto sets forth a true and complete list of the Inventory. The Inventory is of such quality and quantity as to be usable and saleable by the Company in the ordinary course of business, has been priced at the lower of cost or market value using the “first-in, first-out” method, and is free of any defect or deficiency, subject only to the reserve for Inventory writedown set forth on the face of the Final 2006 Balance Sheet as adjusted for operations and transactions through the Closing Date. The level of Inventory reflected on Schedule 2.1(h)(ii) and the 2005 Balance Sheet is not excessive in light of the Company’s normal operations of its business and are adequate to conduct the Company’s operations in the ordinary course of business. “Inventory” means each item of inventory of the Company (including raw materials, work in progress and finished goods).

(i)  Intellectual Property. Schedule 2.1(i) hereto sets forth a true and complete list of all licenses, patents, patents pending, registered copyrights, trade names, trademarks and service marks comprising Intellectual Property. The Company has either all right, title and interest in and to, or valid and enforceable rights under contract to use, all items of Intellectual Property material to, or necessary to conduct, the business of the Company as it is presently conducted or contemplated to be conducted, free and clear of all Liens other than Permitted Liens. There are no material restrictions on the direct or indirect transfer of any contract or other agreement, or any interest therein, held by the Company in respect of any item of Intellectual Property. The Company is not in default (or, with the giving of notice or lapse of time or both, would be in default) under any contract or other agreement to use any item of Intellectual Property required to be set forth on Schedule 2.1(i). None of the Intellectual Property infringes or conflicts with, and the Company has not received any notice of infringement of or conflict with, any license, patent, copyright, trademark, service mark or other intellectual property right of any other Person and, to the knowledge of the Company, there is no material infringement or material unauthorized use by any Person of any of the Intellectual Property owned by the Company. Except as set forth on Schedule 2.1(i), the validity or enforceability of any of the Intellectual Property or the title of the Company thereto has not been questioned in any litigation, governmental inquiry or proceeding to which the Company is party and, to the knowledge of the Company, no such litigation, governmental inquiry or proceeding is threatened. The Company has taken all actions necessary and appropriate to preserve the confidentiality of all trade secrets, proprietary and other confidential information material to the business and operations of the Company. “Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, designs, trade secrets, industrial models, proprietary data, methodologies, computer programs and software (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how, inventions, works of authorship, management information systems, and all pending applications for and registrations of patents, trademarks, service marks and copyrights owned by the Company or used by the Company in the conduct of its business, in each such case, including all forms (e.g., electronic media, computer disks) in which such items are recorded.

(j)  Bank Accounts; Credit Cards; Corporate Accounts; and Powers of Attorney. Schedule 2.1(j) hereto sets forth a true and complete list showing (i) the names of all banks in which the Company has an account or safe deposit box, the account numbers for each account at such banks and the names of all Persons authorized to draw thereon and who have access thereto; (ii) the names of all credit card issuers with whom the Company has an account and the names of all Persons authorized to use such accounts or who have access thereto; (iii) the names of all cellular telephone, phone card or other corporate accounts with whom the Company has an account and the names of all Persons authorized to use such accounts or who have access thereto; and (iv) the names of all Persons, if any, holding powers of attorney from the Company. There are no automatic, periodic or scheduled withdrawals or debits with respect to the bank or corporate accounts required to be set forth on Schedule 2.1(j) hereto.

(k)  Absence of Undisclosed Liabilities. The Company does not have any Liabilities, including guarantees and indemnities by the Company of Liabilities of any other Person, except (i) Liabilities as and to the extent reflected on the 2005 Balance Sheet; (ii) Liabilities incurred by it in the ordinary course of business and consistent with past practice since December 31, 2005 (none of which is a material Liability for breach of contract, breach of warranty, tort, infringement, claim, lawsuit or other proceeding) and adequately reflected on the books and records of the Company; (iii) obligations not in default under contracts entered into by it in the ordinary course of business; and (iv) the Liabilities set forth on Schedule 2.1(k) hereto. “Liabilities” mean debts, liabilities, commitments or obligations, whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, or fixed or unfixed.

(l)  Litigation. Except as set forth on Schedule 2.1(l) hereto, there are no claims, suits or actions, administrative, arbitration or other proceedings, or governmental investigations pending or, to the knowledge of the Company, threatened against or affecting, or reasonably likely to adversely affect, the Company or any of its properties, assets or business or the transactions contemplated hereby. There are no outstanding judgments, orders, stipulations, injunctions, decrees or awards against the Company that have not been fully satisfied. For purposes of clarity, this Section 2.1(l) does not apply to, and Section 2.1(q) contains the sole representation of the Company related to, Tax matters.

(m)  Material Contracts. Schedule 2.1(m) hereto sets forth a true and complete list, and brief description, of each Material Contract. True and complete copies of all written Material Contracts required to be set forth on Schedule 2.1(m) have been furnished to the Purchaser and, except as set forth on Schedule 2.1(m), each of them is in full force and effect. Except as set forth on Schedule 2.1(m), neither the Company nor, to the knowledge of the Company, any other Person that is a party to a Material Contract or is otherwise bound thereby is in default thereunder, and no event, occurrence, condition or act exists that, with the giving of notice or the lapse of time or both, would give rise to any default or right of cancellation thereunder. To the knowledge of the Company, there have been no threatened cancellations of any of the Material Contracts and there are no outstanding disputes thereunder. There are no agreements, understandings or arrangements with any other Person in respect of the Material Contracts that, other than as provided therein: (i) give any Person the right to renegotiate or require a reduction in the price paid to the Company or the repayment of any amount previously paid, (ii) provide for the sharing of any revenues or profits by or with the Company or (iii) provide for discounts, allowances or extended payment terms. “Material Contract” means any contract, purchase order, agreement, mortgage, note, commitment, obligation and undertaking to which the Company is parties or by which it is otherwise bound that involves in excess of Twenty Thousand Dollars ($20,000).

(n)  Insurance. Schedule 2.1(n) hereto sets forth a true and complete list of all policies of insurance under which the Company or any of its officers or directors (in such capacity) is an insured party, beneficiary or loss payable payee, and the expiration date of each such policy. The Company is current in all of its premiums for its insurance policies. True and complete copies of all such policies have been provided to the Purchaser. Such policies are in full force and effect and they will remain in full force and effect and will not terminate or lapse or otherwise be affected in any way by reason of the transactions contemplated hereby. The Company is not in default with respect to any provision contained in any such policy, the Company has not received or given a notice of cancellation or non-renewal with respect to any such policy and the Company has not received a reservation of rights letter with respect to any such policy. Except as set forth on Schedule 2.1(n), no claims have been made by the Company under any such policy, and no event has occurred and no state of facts exists in respect of which the Company is entitled to make a claim under any such policy.

(o)  Employees. Schedule 2.1(o) hereto sets forth a true and correct summary of the following information for each current employee of the Company, including each employee on leave of absence, disability or layoff status: name; job title; employment status; current compensation rate and any change(s) in compensation since December 31, 2005; vacation time accrued; and service years credited for purposes of vesting or eligibility to participate in any Benefit Plan. Except as set forth on Schedule 2.1(o), the Company has no written or oral union, collective bargaining, employment, management, severance or consulting agreements or arrangements to which the Company is a party or by which it is otherwise bound. No union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of any group of employees that includes any employees of the Company. There is no pending or, to the knowledge of the Company, threatened representation proceeding or petition, strike, work stoppage, work slowdown, unfair labor practice charge or complaint or other material labor dispute affecting any employee of the Company. Except as set forth in Schedule 2.1(o), neither the Company, nor any officer nor employee of the Company are parties to or are otherwise bound by any oral or written agreement or arrangement, including confidentiality, non-competition or proprietary rights agreement, with any Person (other than the Company) that in any way limits or adversely affects or will limit or affect (A) the performance of his/her duties as an employee, officer or director of the Company after the Closing Date, or (B) the ability of the Company to conduct its business as it currently exists or as currently contemplated.

(p)  Employee Arrangements; ERISA.

(i)  Schedule 2.1(p) hereto sets forth a true and complete list of all Benefit Plans. The Company has delivered to the Purchaser true and complete copies of each Benefit Plan (including any related trust agreement), the most recent summary plan descriptions and all other material employee communications embodying or relating to any Benefit Plan , the most recent Internal Revenue Service determination letter (if the plan is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (together with all rules and regulations thereunder) (the “Code”), and the annual reports filed on Form 5500 (including all schedules and accountants’ opinions) for the two most recent completed plan years, if such reports were required to be filed. Except as set forth on Schedule 2.1(p), the Company has not announced or otherwise made a commitment to create any bonus, option, deferred compensation, pension, profit sharing or retirement plan or arrangement, severance arrangement or other fringe benefit plan.

(ii)  Each of the Benefit Plans required to be set forth on Schedule 2.1(p) is and has at all times been in compliance with all applicable provisions of ERISA, the Code and other applicable Laws.

(iii)  Except as set forth on Schedule 2.1(p), the execution and delivery of, and the performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any Benefit Plan or individual agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee, former employee, consultant, agent or director of the Company.

(iv)  Each Benefit Plan that is a “group health plan” (within the meaning of Code Section 4980B) has been administered in compliance with the coverage continuation requirements of COBRA, and as provided under Code Section 4980 and any regulations promulgated or proposed under the Code. The Company and each Benefit Plan are in compliance with the requirements of the Health Insurance Portability and Accountability Act to the extent such requirements are applicable.

(v)  At no time has the Company contributed to, been required to contribute to or incurred any Liability to any Benefit Plan that: is a multi-employer plan, as defined in Section 3(37) of ERISA; is a multiple employer welfare arrangement, as defined in Section 3(40) of ERISA; is a multiple employer plan, as described in Section 210 of ERISA, subject to Title IV of ERISA; or provides health (other than as required under COBRA), life or other welfare benefits to former employees, directors or consultants.

(vi)  No event has occurred or is threatened that would constitute a reportable event (for which any applicable notice requirement has not been waived) within the meaning of Section 4043(b) of ERISA with respect to any Pension Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder. “Pension Plan” means any Benefit Plan that is an "employee pension benefit plan," as defined in Section 3(2) of ERISA.

(vii)  Each Pension Plan that is intended to meet the requirements of Code Section 401(a) meets, and since its inception has met, the requirements for qualification under Code Section 401(a) and nothing has occurred that would adversely affect the qualified status of any such Pension Plan. The United States Internal Revenue Service (“IRS”) has issued a favorable determination letter with respect to the qualification under the Code of each Pension Plan and the IRS has not taken any action to revoke or suspend any such letter.

(viii)  Those sections of all annual reports heretofore filed with the IRS or the Department of Labor by or on behalf of every Benefit Plan that were required to be so certified were certified without qualification by the accountants or actuaries of such Benefit Plan.

(ix)  The Company has made all contributions required to be made by it to each Benefit Plan under the terms of the Benefit Plan and applicable Law. No prohibited transaction (as defined in Code Section 4975 or Section 406 of ERISA) has occurred with respect to any Benefit Plan that could subject any Benefit Plan or any related trust, the Company, any Affiliate or any director, officer or employee of any of them to any Tax or penalty imposed under Code Section 4975 or Sections 502(i) or 502(1) of ERISA, directly or indirectly, and whether by way of indemnity or otherwise. “Affiliate” means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under the common control with, the Person specified (as set forth in Rule 405 promulgated under the Securities Act).

(q)  Tax Matters. Except as set forth on Schedule 2.1(q) hereto:

(i)  the Company has filed (on a timely basis, including applicable extensions) with the appropriate governmental agencies any federal, state, local and foreign Tax Returns required to be filed by it and has timely paid in full all Taxes due. All such Tax Returns were true and complete in all material respects as shown thereon. “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, of any kind, whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment(s) thereof.

(ii)  the Company is not currently the beneficiary of any extension of time within which to file any Tax Return;

(iii)  the Company has provided the Purchaser with true and complete copies of all income Tax Returns filed by the Company since the inception of its business and filed by each of its Subsidiaries since the earlier of the applicable Subsidiary’s inception or the applicable Subsidiary’s 2002 fiscal year;

(iv)  there are no Tax Liens upon any properties or assets of the Company other than any statutory Liens for Taxes not yet due and payable or which are being contested in good faith;

(v)  the Company has not waived any statute of limitations in respect of Taxes or executed or filed with any governmental authority any agreement extending the period for the assessment or collection of any Taxes, and it is not a party to any pending or, to the knowledge of the Company, threatened suit, action or proceeding by any governmental authority for the assessment or collection of Taxes;

(vi)  there is no unresolved written claim by a governmental authority in any jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction;

(vii)  except as set forth in Schedule 2.1(p)(vii), there has been no examination or audit or court proceeding with respect to Taxes with respect to any year since the Company’s inception;

(viii)  the Company has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person;

(ix)  the unpaid Taxes of the Company (A) did not, as of the date of the 2005 Balance Sheet exceed the reserve for Tax Liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the 2005 Balance Sheet and (B) will not exceed that reserve, as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company;

(x)  the Company has not filed a consent under Code Section 341(f) concerning collapsible corporations;

(xi)  the Company has not been a United States real property holding corporation (within the meaning of Code Section 897(c)(2)) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company is not a party to or otherwise bound by any Tax indemnification, allocation or sharing agreement; and

(xii)  the Company will not be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local or foreign Tax Law), (C) installment sale or open transaction disposition made on or prior to the Closing Date or (D) prepaid amount received on or prior to the Closing Date;

(xiii)  no power of attorney has been granted by the Company with respect to any matters relating to Taxes that is currently in effect.

(r)  Compliance with Applicable Laws. The Company is and has been in compliance with all Laws applicable to the Company or to the conduct of its business or operations or to the use of its properties or assets, including, without limitation, all Tax, ERISA, privacy, employment and human rights Laws. The Company has not received written notice of any violation or alleged violation of any Law by the Company. To the knowledge of the Company, there is no pending or proposed legislation applicable to the Company or to the conduct of its business or operations that, if enacted, could reasonably be expected to have a Material Adverse Effect. To the best of the Company’s knowledge, no event has occurred and no circumstance exists that could reasonably be expected to constitute or result in (with or without notice or lapse of time or both) a violation of or failure to comply with (i) a material requirement of any Law by the Company or (ii) an order of any court with respect to which the Company or any of its assets or properties is subject. For purposes of clarity, this Section 2.1(r) does not apply, and Section 2.1(q) contains the sole representations of the Company related to, Tax matters.

(s)  Regulatory Permits. The Company possesses all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(t)  Domain Names. Schedule 2.1(t) hereto sets forth a true and complete list of all domain names owned or used by the Company in the conduct of its business. No officer, director or employee of the Company or any of their respective Affiliates or Associates has any ownership or other interest in the domain names. None of the domain names infringes or conflicts with any trademarks, trademark rights, trade names, trade name rights, service marks or other rights of any Person. The Company has not obtained rights to any domain name in violation of any Law, including, without limitation, the Anticybersquatting Consumer Protection Act. “Associate” means, when used to indicate a relationship with any Person, (1) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity, and (3) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Person or any of its parents or subsidiaries (as set forth in Rule 405 promulgated under the Securities Act).

(u)  Absence of Certain Changes. Except as and to the extent set forth on Schedule 2.1(u) hereto, since December 31, 2005, the Company has not:

(i)  incurred any indebtedness for borrowed money or any other material Liabilities or obligations, except those which are less than $10,000 individually and $25,000 in the aggregate and incurred in the ordinary course of business and consistent with past practice, or experienced any increase in, or change in any underlying assumption or method used in calculating, any bad debt, contingency or other reserve;

(ii)  except for regularly scheduled payments of principal and interest on indebtedness for borrowed money that were required in accordance with the express terms thereof, paid, discharged or satisfied any claim, Liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities and obligations (x) reflected or reserved against on the Final 2006 Balance Sheet or (y) incurred since the date thereof in the ordinary course of business and consistent with past practice;

(iii)  caused, permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien other than (A) Liens for Taxes not yet due and payable or being contested in good faith, (B) Liens of materialmen, mechanics, carriers, landlords and like Persons that are not yet due and payable and (C) those Liens set forth on Schedule 2.1(u)(iii) hereto, all of which Liens shall be released on or prior to the Closing (collectively, “Permitted Liens”).

(iv)  written off as uncollectible any notes or Accounts Receivable, except for write-offs in the ordinary course of business and consistent with past practice, none of which is material and all of which together do not exceed $10,000 in the aggregate;

(v)  canceled any debts or waived or suffered to lapse any claims or rights of material value, or sold, transferred or otherwise disposed of any of its tangible properties or assets, except in the ordinary course of business and consistent with past practice;

(vi)  made any single capital expenditure or commitment in excess of Ten Thousand Dollars ($10,000) for additions to property, equipment or intangible assets or made aggregate capital expenditures or commitments in excess of Twenty-Five Thousand Dollars ($25,000) for additions to property, equipment or intangible assets;

(vii)  issued, granted, redeemed or repurchased any shares of its capital stock or any options, warrants or other rights to acquire its capital stock, or declared, paid or set aside for payment any dividend or other distribution in respect of any of its capital stock;

(viii)  made any change in any of its methods of accounting or accounting practices or principles;

(ix)  paid, loaned or advanced any amount, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any Affiliate or Associate;

(x)  disposed of or suffered to lapse any right to use any domain name, web address or item of Intellectual Property, or disposed of or disclosed to any Person any trade secret, formula, process or know-how or any other confidential information relating to the Company;

(xi)  acquired any assets or properties other than in the ordinary course of its business;

(xii)  suffered any material adverse change in its Business, operations, assets or condition (financial or otherwise);

(xiii)  granted any increase in the compensation (including any increase pursuant to any bonus, pension, profit-sharing or other plan) payable or to become payable to any officer or employee, and no such increase is customary or required by any agreement or understanding;

(xiv)  agreed, in writing or otherwise, to take any action described in this Section 2.1(u).

(v)  Brokers. No agent, broker, firm or other Person acting on behalf of the Company, or under the authority of any of the foregoing, is or shall be entitled to a brokerage commission, finder’s fee or similar payment in connection with any of the transactions contemplated hereby from the Company.

(w)  Disclosure. No representation or warranty made by the Company herein contains or will contain any untrue statement of a material fact or omits a material fact necessary in order to make the statements herein or therein not misleading.

(x)  Affiliated Transactions. Except as set forth on Schedule 2.1(x) hereto, no director or officer of the Company (or any of their respective Affiliates) (i) is a party to or otherwise a beneficiary of any agreement, transaction or arrangement (oral or written) with or involving the Company or (ii) has any claim, monetary or otherwise, against the Company.

(y)  Disclosure Schedules. The Schedules are integral parts of this Agreement. Nothing in a Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedule identifies the exception with reasonable particularity, including by explicit cross-reference to another Schedule to this Agreement. Without limiting the generality of the foregoing, the mere listing, or inclusion of a copy, of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein, unless the representation or warranty is being made as to the existence of the document or other item itself. The Company is responsible for preparing and arranging the Schedules corresponding to the lettered and numbered sections contained herein. Disclosure made in a specific Schedule shall be deemed not to have been disclosed with respect to any other Schedule unless an explicit cross-reference is appropriately made.

(z)  Issuance of Shares. The Preferred Shares to be issued at the Closing have been duly authorized by all necessary corporate action and the Preferred Shares, when paid for or issued in accordance with the terms hereof, shall be validly issued and outstanding, fully paid and nonassessable and entitled to the rights and preferences set forth in the Certificate of Designation. When the Conversion Shares are issued and paid for in accordance with the terms of the Certificate of Designation, such shares will be duly authorized by all necessary corporate action and validly issued and outstanding, fully paid and nonassessable, and the holders shall be entitled to all rights accorded to a holder of Common Stock.

Section 2.2  Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Company as follows:

(a)  Capacity; Validity; No Conflicts. The Purchaser has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Neither the execution and delivery by the Purchaser of this Agreement nor the consummation of the transactions contemplated hereby, nor the performance by the Purchaser (to the extent that they are parties thereto) of its obligations hereunder, shall (or, with the giving of notice or the lapse of time or both, would) (i) give rise to a conflict or default, or any right of termination or cancellation, under the provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Purchaser is a party or by which the Purchaser is otherwise bound; (ii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Purchaser; or (iii) result in the creation or imposition of any Lien upon any of the properties or assets of the Purchaser.

(b)  Organization; Authority. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware with full right, corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution, delivery and performance by the Purchaser of the transactions contemplated by the Agreement have been duly authorized by all necessary corporate or similar action on the part of the Purchaser. The Agreement has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)  Investment Intent. The Purchaser is acquiring the Shares as principal for its own account for investment purposes only and not with a view to or for distributing or reselling the Shares or any part thereof, without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Shares in compliance with applicable federal and state securities laws.  Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by the Purchaser to hold the Shares for any period of time.  The Purchaser is acquiring the Shares hereunder in the ordinary course of its business. The Purchaser does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares.

(d)  Experience of the Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(e)  General Solicitation. The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f)  Accredited Investor. The Purchaser is an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act.

ARTICLE III

COVENANTS

Section 3.1  Company Covenants. The Company covenants with the Purchaser as follows, which covenants are for the benefit of the Purchaser and its permitted assignees:

(a)  Securities Compliance. The Company shall notify the Commission in accordance with its rules and regulations, of the transactions contemplated by this Agreement, including filing a Form D with respect to the Preferred Shares and Conversion Shares as required under Regulation D, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Preferred Shares and the Conversion Shares to the Purchaser or subsequent holders.

(b)  Inspection Rights. The Company shall permit, during normal business hours and upon reasonable request and reasonable notice, the Purchaser or any employees, agents or representatives thereof, so long as the Purchaser shall be obligated hereunder to purchase the Preferred Shares or shall beneficially own any Preferred Shares, or shall own Conversion Shares which, in the aggregate, represent more than 20% of the total combined voting power of all voting securities then outstanding, for purposes reasonably related to the Purchaser’s interests as a stockholder, to examine and make reasonable copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company and any subsidiary, and to discuss the affairs, finances and accounts of the Company and any subsidiary with any of its officers, consultants, directors, and key employees. Any such examination, inspection, copying or interviews shall be at the sole cost of the Purchaser.

(c)  Compliance with Laws. The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could have a Material Adverse Effect.

(d)  Keeping of Records and Books of Account. The Company shall keep and cause each subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

(e)  Amendments. So long as the Preferred Shares remain outstanding or the Company has the right to require the Purchaser to purchase Preferred Shares pursuant to the Agreement, the Company shall not amend or waive any provision of the Certificates of Incorporation or Bylaws in any way that would adversely affect the liquidation preferences, dividends rights, conversion rights, voting rights or redemption rights of the Preferred Shares; provided, however, that any creation and issuance of another series of Junior Stock (as defined in the Certificate of Designation) shall not be deemed to materially and adversely affect such rights, preferences or privileges.

(f)  Other Agreements. The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability to perform of the Company or any subsidiary.

(g)  Distributions. So long as any Preferred Shares remain outstanding, the Company agrees that it shall not (i) declare or pay any dividends or make any distributions to any holder(s) of Common Stock or (ii) purchase or otherwise acquire for value, directly or indirectly, any Common Stock or other equity security of the Company, except with the unanimous approval of its Board in connection with the exercise of a right of first refusal pursuant to the Stockholders’ Agreement.

(h)  Use of Proceeds. The proceeds from the sale of the Preferred Shares will be used by the Company for general corporate purposes as determined by the Board of Directors of the Company, including, without limitation, acquisitions.

(i)  Reservation of Shares. So long as any of the Preferred Shares remain outstanding, the Company shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than the aggregate number of shares of Common Stock needed to provide for the issuance of the Conversion Shares.

(j)  Disposition of Assets. So long as the Preferred Shares remain outstanding, neither the Company nor any of its subsidiaries shall sell, transfer or otherwise dispose of any of its properties, assets and rights including, without limitation, its software and to any person except for sales in the ordinary course of business or with the prior written consent of the holders of a majority of the Preferred Shares then outstanding.

(k)  Board of Directors. Until such time as the Company’s securityholders (other than the Purchaser or any transferee of the Purchaser) are holders of a majority of the outstanding shares of Common Stock (on an as converted basis and excluding any unreleased Earn Out Shares or unvested Restricted Shares (as defined in the Merger Agreement (as defined below)), a majority of the holders of the Preferred Shares shall have the right to appoint a majority of the directors to the Board; provided, however that the initial designees of the Purchaser to the Board shall be C. Thomas McMillen and William LaPointe. Notwithstanding the above, the Purchaser (or its assignees) shall not replace William LaPointe (or his successor) as its designee to the Board without the consent of the holders of a majority of the Common Stock so long as the Company achieves eighty percent (80%) of Revenue (as defined in the Merger Agreement) and eighty percent (80%) of EBITDA (as defined in the Merger Agreement) set forth in the Forecast (as defined in the Merger Agreement) during each fiscal year of the Company.

Section 3.2  Purchaser Covenants.

(a)  The Purchaser covenants with the Company that prior to making any disclosures relating to the Company in its SEC filings, the Purchaser will use its reasonable best efforts to provide to the Company’s Chief Executive Officer and counsel of his choice at a time permitting, for their reasonable review and comment, a copy of such proposed disclosures, and to seek confidential treatment from the SEC for any proprietary information proposed to be included therein including, but not limited to, the terms and names of the parties set forth in any document filed as a “Material Contract”.

(b)  In the event the employment of C. Thomas McMillen with the Company is terminated (a “Termination”) for any reason other than death or Disability (as defined in that certain Employment Agreement dated August 19, 2005, executed by and between the Purchaser and C. Thomas McMillen), at the option of the holders of a majority of the outstanding shares of Common Stock (other than Homeland and holders of the Earn Out Shares and the Restricted Shares), the Purchaser shall sell its Preferred Stock (or Common Stock to which Preferred Stock has been converted) to the holders of the Common Stock at a purchase price equal to the greater of: (i) 300% of the price the Purchaser paid by the Purchaser for such Preferred Shares; and (ii) the per share Equity Value of the Company as determined through a Valuation (as defined in the Merger Agreement) at the expense of the Purchaser. In the event of a Termination, the holders of the Common Stock (other than Homeland) shall have thirty (30) days from the date of the Termination (the “Exercise Period”) to provide notice to the Purchaser of their election to purchase their pro-rata portion of the Preferred Stock (or Common Stock to which Preferred Stock has been converted) held by the Purchaser. In the event the holders of Common Stock elect to purchase such stock, the closing shall take place at the offices of the Purchaser on or before 90 days from the expiration of the Exercise Period. The purchase price for such stock shall be payable as follows: (i) 33% in cash on the closing date, and (ii) the balance of the purchase price shall be in the form of a promissory note payable within one year from the date of such closing.

(c)  The Purchaser agrees to bear the costs incurred by the Company as a result of SEC compliance activities requested by the Purchaser that would not otherwise be required in the ordinary course of the Company’s business.

Section 3.3  Non-Competition; Non-Solicitation.

(a)  Non-Competition. Following the date of the execution hereof and for a period of eighteen (18) months thereafter (the “Restricted Period”), the Purchaser shall not:

(i)  directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or retained by, render services to, provide financing (equity or debt) or advice to, or otherwise be connected in any manner with any business that engages in the supply and manufacture of RFID tags (the “Business”) anywhere in North America; provided, however, that nothing contained herein shall prevent the purchase or ownership by the Purchaser of less than 5% of the outstanding equity securities of any class of securities of a company registered under Section 12 of the Exchange Act; or

(ii)  for any reason, (i) induce any customer or supplier of the Business of the Company or any of its Affiliates to patronize or do business with any business directly or indirectly in competition with the Business in any market in which the Company or any of its Affiliates engages in the Business; (ii) canvass, solicit or accept from any customer or supplier of the Company or any of its Affiliates any such competitive business; or (iii) request or advise any customer or vendor of the Company or any of its Affiliates to withdraw, curtail or cancel any such customer’s or vendor’s business related to the Business as conducted by the Company or any of its Affiliates; or

(iii)  for any reason, employ, or knowingly permit any company or business directly or indirectly controlled by the Purchaser, to employ, any person who was employed by the Company or any of its Affiliates at or within the prior one (1) year, or in any manner seek to induce any such person to leave his or her employment.

(b)  No Competing Interests. The Purchaser hereby represents and warrants to the Company that neither it nor any of its Affiliates, has any material ownership or other material interest in any business or activity that competes or can reasonably be expected to compete, directly or indirectly, with the Business of the Company or any of its Affiliates.

(c)  Remedies upon Breach. The Purchaser acknowledges and agrees that: (i) the Company would be irreparably injured in the event of a breach by the Purchaser of any of the obligations under this Section 3.3; (ii) monetary damages would not be an adequate remedy for such breach; (iii) the Company shall be entitled to injunctive relief, without the necessity of the posting of a bond, in addition to any other remedy that the Company may have, in the event of any such breach; and (iv) the existence of any claims that the Purchaser may have against the Company, whether under this Agreement or otherwise, shall not be a defense to (or reason for the delay of) the enforcement by the Company of any of its rights or remedies under this Agreement.

(d)  Judicial Modifications. In the event that any court finally holds that the time or territory or any other provision stated in this Section 3.3 constitutes an unreasonable restriction, then the parties hereto hereby expressly agree that the provisions of this Agreement shall not be rendered void, but shall apply as to time and territory or to such other extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved.

(e)  Tolling of Time Periods. In the event that the Purchaser violates the provisions of this Section 3.3, the Restricted Period shall toll during any period of non-compliance, and shall not continue to elapse until the Purchaser is in full compliance with this Section 3.3.

(f) Confirmation as to Scope. The parties hereto acknowledge and confirm that: (i) the length of the term of the restrictions and the geographical restrictions contained in this Section 3.3 are fair and reasonable and are not the result of overreaching, duress or coercion of any kind; (ii) the full, uninhibited and faithful observance of each of the covenants contained in this Section 3.3 shall not cause any undue hardship, financial or otherwise; and (iii) the Purchaser’s special knowledge of the business of the Company is such as would cause the Company serious injury and loss if the Purchaser uses such knowledge to benefit a competitor of the Company or to compete with the Company. The parties hereto acknowledge and agree that the provisions of this Section 3.3 are essential to protect the Company’s legitimate business interest as contemplated under Delaware law and are in addition to any rights the Company may have to enforce its rights with respect to the trade secrets of the Company pursuant to Delaware law.

(g) Lock-Up; Hold Back. The Purchaser agrees to become subject to any reasonable and customary lock-up or hold back provision contained in any underwriting agreement executed by the Company that would limit the marketability of the Common Stock obtained or obtainable through the exercise of the Preferred Stock.

Covenants in this Section 3 and contained elsewhere in this Agreement which by their terms are intended to be performed by or available to any party to this Agreement after the Closing Date shall survive the Closing Date.

        ARTICLE IV

CONDITIONS

Section 4.1  Conditions Precedent to the Obligation of the Company to Sell the Preferred Shares. The obligation hereunder of the Company to issue and sell the Preferred Shares to the Purchaser is subject to the satisfaction or waiver, at or before any of the Closings, of each of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a)  Accuracy of the Purchaser’s Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the applicable Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

(b)  Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to a Closing.

(c)  No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d)  Delivery of Purchase Price. The applicable purchase price for the Preferred Shares, including the Note, shall have been delivered to the Company on or prior to the applicable Closing Date.

Section 4.2  Conditions Precedent to the Obligation of the Purchaser to Purchase the Preferred Shares. The obligation hereunder of the Purchaser to acquire and pay for the Preferred Shares is subject to the satisfaction or waiver, at or before any of the Closings, of each of the conditions set forth below. These conditions are for the Purchaser’s sole benefit and may be waived by the Purchaser at any time in its sole discretion.

(a)  Accuracy of the Company’s Representations and Warranties. Except for any breaches of representations and warranties of the Company that would not in the aggregate result in a Material Adverse Effect on the business, operations, or financial condition of the Company, each of the representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the date when made and as of the applicable Closing Date as though made at that time (except for representations and warranties that are expressly made as of a particular date), which shall be true and correct in all material respects as of such date.

(b)  Performance by the Company. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to a Closing.

(c)  No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d)  No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(e)  Certificate of Designation of Rights and Preferences. Prior to the Closing for the First Tranche, the Certificate of Designation shall have been executed by the Company and filed with the Secretary of State of Delaware.

(f)  Certificates. The Company shall have executed and delivered to the Purchaser the certificates (in such denominations as the Purchaser shall request) for the Preferred Shares being acquired by the Purchaser at such Closing.

(g)  Reservation of Shares. As of each Closing Date, the Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, a number of shares of Common Stock equal to one hundred twenty percent (120%) of the aggregate number of Conversion Shares issuable upon conversion of the Preferred Shares issued on the Closing Date.

(h)  Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the business, assets, liabilities, operations, or financial condition of the Company at or before the applicable Closing Date.

(i)  Effectiveness of Company Merger. The transactions contemplated by that certain Agreement and Plan of Merger, dated August __, 2006, executed by and among Security Holding Enterprises, Inc., the Company and the sellers listed therein (the “Merger Agreement”) shall have been consummated.

ARTICLE V

STOCK CERTIFICATE LEGEND

Section 5.1  Legend. Each certificate representing the Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

THESE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR SECURITY HOLDING CORP. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

ARTICLE VI

INDEMNIFICATION

Section 6.1  General Indemnity. The Company agrees to indemnify and hold harmless the Purchaser (and its respective directors, officers, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the Purchaser or any such other persons as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein. The Purchaser agrees to indemnify and hold harmless the Company and its directors, officers, affiliates, agents, successors and assigns from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the Company as result of any inaccuracy in or breach of the representations, warranties or covenants made by the Purchaser herein. The maximum aggregate liability of either party pursuant to its indemnification obligations under this Article VI shall not exceed the portion of the aggregate purchase price paid by the Purchaser hereunder.

Section 6.2  Indemnification Procedure. Any party entitled to indemnification under this Article VI (an “Indemnified Party”) will give written notice to the indemnifying party of any matters giving rise to a claim for indemnification; provided, that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Article VI except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any action, proceeding or claim is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the Indemnified Party a conflict of interest between it and the Indemnifying Party may exist with respect of such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. In the event that the indemnifying party advises an Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnified Party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder. The Indemnified Party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Indemnified Party which relates to such action or claim. The indemnifying party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the indemnifying party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent. Notwithstanding anything in this Article VI to the contrary, the indemnifying party shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The indemnification required by this Article VI shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the Indemnified Party irrevocably agrees to refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the Indemnified Party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law. The indemnification procedures set forth in this Section 6.2 shall govern all indemnification matters arising pursuant to Section 7.5.

ARTICLE VII

REGISTRATION RIGHTS

Section 7.1  Registration Rights. The Company hereby grants the following registration rights to holders of the Preferred Shares.

(a) On one occasion subsequent to the date the Company has completed an offering of securities pursuant to a registration statement declared effective under the Securities Act by the SEC, upon a written request therefor from holders of more than 50% of the Conversion Shares issued or issuable upon conversion of the outstanding Preferred Shares, the Company shall use reasonable best efforts to prepare and file with the Commission a registration statement under the Securities Act (on Form SB-2 registration statement or such other form that it is eligible to use) registering the Registrable Securities which are the subject of such request for unrestricted public resale by the holder thereof. Upon the receipt of such request, the Company shall promptly give written notice to all other record holders of the Registrable Securities that such registration statement is to be filed and shall include in such registration statement Registrable Securities for which it has received written requests within ten (10) days after the Company gives such written notice. The Company will register not less than a number of shares of Common Stock in the aforedescribed registration statement that is equal to 120% (or if such percentage is not permitted under the Securities Act, the maximum amount permitted under the Securities Act) of the Conversion Shares (collectively the “Registrable Securities”) for which registration is requested pursuant to this Section 7. In addition, the Company may defer a registration under this Section 7.1 (a) for up to six (6) months if (i) the Board determines it would not be in the best interests of the Company to register such Common Stock at this time or (ii) the Company is advised by its counsel that undertaking the registration under this Section 7.1(a) would accelerate the disclosure of a material development involving the Company.

(b) If the Company at any time proposes to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both, except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Registrable Securities for sale to the public, provided the Registrable Securities are not otherwise registered for resale by the Purchaser pursuant to an effective registration statement, each such time it will give at least fifteen (15) days’ prior written notice to the record holder of the Registrable Securities of its intention so to do. Upon the written request of the holder, received by the Company within ten (10) days after the giving of any such notice by the Company, to register any of the Registrable Securities not previously registered, the Company will use its reasonable best efforts to cause such Registrable Securities as to which registration shall have been so requested to be included with the securities to be covered by the registration statement proposed to be filed by the Company, all to the extent required to permit the sale or other disposition of the Registrable Securities so registered by the holder of such Registrable Securities (the “Seller” or “Sellers”). In the event that any registration pursuant to this Section 7.1(b) shall be, in whole or in part, an underwritten public offering of common stock of the Company, the number of shares of Registrable Securities to be included in such an underwriting may be reduced by the managing underwriter if and to the extent that the Company and the underwriter shall reasonably be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Company therein; provided, however, that the Company shall notify the Seller in writing of any such reduction. Notwithstanding the foregoing provisions, or Section 7.4 hereof, the Company may withdraw or delay or suffer a delay of any registration statement referred to in this Section 7.1(b) without thereby incurring any liability to the Seller. The rights to effect a piggyback registration pursuant to this Section 7.1(b) shall only be exercisable on one occasion by the holders of Registrable Securities and the exercise of such rights by any one holder shall extinguish the rights of that holder and any other holder of Registrable Securities from exercising any rights under this Section 7.1(b).

(c) If, at the time any written request for registration is received by the Company pursuant to Section 7.1(a), the Company has determined to proceed with the actual preparation and filing of a registration statement under the Securities Act in connection with the proposed offer and sale for cash of any of its securities for the Company’s own account and the Company actually does file such other registration statement, such written request shall be deemed to have been given pursuant to Section 7.1(b) rather than Section 7.1(a), and the rights of the holders of Registrable Securities covered by such written request shall be governed by Section 7.1(b).

Section 7.2  Registration Procedures. If and whenever the Company is required by the provisions of Section 7.1(a) to effect the registration of any Registrable Securities under the Securities Act, the Company will, as expeditiously as possible:

(a) subject to the timelines provided in this Agreement, prepare and file with the Commission a registration statement required by Section 7, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become and remain effective for the period of the distribution contemplated thereby (determined as herein provided, and subject to the matters for which the Board of Directors could delay the filing of such registration statement pursuant to the last sentence of Section 7.1(a)), promptly provide to the holders of the Registrable Securities copies of all filings and Commission letters of comment and notify the Purchaser (by telecopier and by e-mail addresses provided by the Purchaser)  on or before 6:00 PM EST on the same business day that the Company receives notice that (i) the Commission has no comments or no further comments on the Registration Statement, and (ii) the registration statement has been declared effective;

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective until such registration statement has been effective for a period of nine (9) months, and comply with the provisions of the Securities Act with respect to the disposition of all of the Registrable Securities covered by such registration statement in accordance with the Sellers’ intended method of disposition set forth in such registration statement for such period;

(c) furnish to the Sellers, at the Company’s expense, such number of copies of the registration statement and the prospectus included therein (including each preliminary prospectus) as such persons reasonably may request in order to facilitate the public sale or their disposition of the securities covered by such registration statement or make them electronically available;

(d) use its commercially reasonable best efforts to register or qualify the Registrable Securities covered by such registration statement under the securities or “blue sky” laws of New York and such jurisdictions as the Sellers shall request in writing, provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction;

(e) if applicable, list the Registrable Securities covered by such registration statement with any securities exchange on which the Common Stock is then listed;

(f) notify the Seller within one (1) business day of the Company’s becoming aware that a prospectus relating thereto that is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing or which becomes subject to a Commission, state or other governmental order suspending the effectiveness of the registration statement covering any of the Shares; and

(g) provided same would not be in violation of the provision of Regulation FD under the Exchange Act, make available for inspection by the Sellers, and any attorney, accountant or other agent retained by the Seller or underwriter, all publicly available, non-confidential financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all publicly available, non-confidential information reasonably requested by the Seller, attorney, accountant or agent in connection with such registration statement.

(h) In order to have their shares included in any Registration Statement pursuant to this Section 7, each Seller must agree to the terms of any underwriting agreement executed by the Company in connection therewith, including but not limited to the terms of any lock-ups, holdbacks and prohibitions on the use of any free writing prospectuses.

Section 7.3  Provision of Documents. In connection with each registration described in this Section 7, each Seller will furnish to the Company in writing such information and representation letters with respect to itself and the proposed distribution by it as reasonably shall be necessary in order to assure compliance with federal and applicable state securities laws.

Section 7.4  Expenses. All expenses incurred by the Company in complying with Section 7, including, without limitation, all registration and filing fees, printing expenses (if required), fees and disbursements of counsel and independent public accountants for the Company, fees and expenses (including reasonable counsel fees) incurred in connection with complying with state securities or “blue sky” laws, fees of the National Association of Securities Dealers, Inc., transfer taxes, and fees of transfer agents and registrars, are called “Registration Expenses.” All underwriting discounts and selling commissions applicable to the sale of Registrable Securities are called “Selling Expenses.” All Registration Expenses arising in connection with a registration pursuant to Section 7(a) will be paid by the Purchaser. In the event of a registration pursuant to this Section 7(b), the Company will pay all Registration Expenses in connection with such registration statement. In either case, each Seller shall be responsible for the Selling Expenses related to the Registrable Securities it owns.

Section 7.5  Indemnification and Contribution.

(a) In the event of a registration of any Registrable Securities under the Securities Act pursuant to Section 7, the Company will, to the extent permitted by law, indemnify and hold harmless the Seller, each officer of the Seller, each director of the Seller, each underwriter of such Registrable Securities thereunder and each other person, if any, who controls such Seller or underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which the Seller, or such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities was registered under the Securities Act pursuant to Section 7, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances when made, and will subject to the provisions of Section 7.6(c) reimburse the Seller, each such underwriter and each such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to any Seller to the extent that any such damages arise out of or are based upon an untrue statement or omission (A) made in any preliminary prospectus if (i) the Seller failed to send or deliver a copy of the final prospectus delivered by the Company to the Seller with or prior to the delivery of written confirmation of the sale by the Seller to the person asserting the claim from which such damages arise and (ii) the final prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission, or (B) to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by any such Seller, or any such controlling person in writing specifically for use in such registration statement or prospectus.

(b) In the event of a registration of any of the Registrable Securities under the Securities Act pursuant to Section 7, the Seller will, to the extent permitted by law, indemnify and hold harmless the Company, and each person, if any, who controls the Company within the meaning of the Securities Act, each officer of the Company who signs the registration statement, each director of the Company, each underwriter and each person who controls any underwriter within the meaning of the Securities Act, against all losses, claims, damages or liabilities, joint or several, to which the Company or such officer, director, underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement under which such Registrable Securities were registered under the Securities Act pursuant to Section 7, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and each such officer, director, underwriter and controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Seller will be liable hereunder in any such case if and only to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information pertaining to such Seller, as such, furnished in writing to the Company by such Seller specifically for use in such registration statement or prospectus, and provided, further, however, that the liability of the Seller hereunder shall be limited to the net proceeds actually received by the Seller from the sale of Registrable Securities covered by such registration statement.

(c) In order to provide for just and equitable contribution in the event of joint liability under the Securities Act in any case in which either (i) a Seller, or any controlling person of a Seller, makes a claim for indemnification pursuant to this Section 7.5 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 7.5 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of the Seller or controlling person of the Seller in circumstances for which indemnification is not provided under this Section 7.5; then, and in each such case, the Company and the Seller will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that the Seller is responsible only for the portion represented by the percentage that the public offering price of its securities offered by the registration statement bears to the public offering price of all securities offered by such registration statement, provided, however, that, in any such case, (y) the Seller will not be required to contribute any amount in excess of the public offering price of all such securities sold by it pursuant to such registration statement; and (z) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

Section 7.6  Effect of Registration. For purposes of determining the value of the Company in connection with the vesting of Restricted Shares or the release of Earn Out Shares, the fair market value of the Company shall be deemed to be equal upon the closing of the sale of the registered offering, to the product of (i) the volume weighted average per share price of the Common Stock (as quoted by Bloomberg, L.P.) for the first five Trading Days for Common Stock and (ii) the number of shares of Common Stock issued and outstanding as of the fifth Trading Day after such closing, on a fully diluted basis (which shall not include any unvested Restricted Shares, unreleased Earn Out Shares or unvested convertible securities), and after such date shall be valued in the same manner except the price per share on any day shall equal the volume weighted average price per share of the Common Stock for the previous five Trading Days. A Valuation of the Company shall be deemed to occur on the close of business on the fifth Trading Day after the closing of the sale of the registered offering and on an ongoing basis thereafter (each a “Valuation Time”). Any shares of Common Stock that would be eligible to vest at the Valuation Time shall immediately vest and shall vest accordingly on an ongoing basis thereafter. “Trading Day” shall mean any day during which the principal exchange or quotation system on which the Common Stock is traded or quoted shall be open for business.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Fees and Expenses. Except as otherwise set forth in Section 7.4, the Company shall pay (i) its fees and expenses, (ii) the reasonable fees and expenses of the Purchaser, and its respective advisors, counsel, accountants and other experts, if any, incurred by such parties, incident to the negotiation, preparation, execution, delivery and performance of this Agreement; provided, however, that such fees and expenses payable pursuant to subsections (i) and (ii) above shall not exceed $50,000. In addition, the Company shall pay all reasonable fees and expenses incurred by the Purchaser in connection with the enforcement of this Agreement, including, without limitation, all attorneys’ fees and expenses, if any, and to the extent the Purchaser is successful in such action. The Company shall pay all stamp or other similar taxes and duties levied in connection with issuance of the Shares pursuant hereto.

Section 8.2  Specific Enforcement, Consent to Jurisdiction.

The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Certificate of Designation were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

Each of the Company and the Purchaser (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in Delaware and the courts of the State of Delaware located in Kent County for the purposes of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or thereby and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 8.2 shall affect or limit any right to serve process in any other manner permitted by law.

Section 8.3  Entire Agreement; Amendment. This Agreement, the Note and the Certificate of Designation contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the Certificate of Designation, neither the Company nor the Purchaser makes any representations, warranty, covenant or undertaking with respect to such matters and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein. No provision of this Agreement may be waived or amended other than by a written instrument signed by the Company, holders (excluding the Purchaser) of at least a majority of the Common Stock and the holders of a majority of the Preferred Shares, and no provision hereof may be waived other than by an a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Preferred Shares then outstanding.

Section 8.4  Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:	Security Holding Corp.
10125 South 52nd Street
Franklin, WI 53132
Attn: Chief Executive Officer
Telephone: 414-858-9413
Facsimile: 414-858-9443

With a copy to:	Quarles & Brady, LLP
411 E. Wisconsin
Milwaukee, WI 53202
Attn: Douglas Tucker, Esq.
Telephone: 414-277-5161
Facsimile: 414-978-8744

If to the Purchaser:	Homeland Security Capital Corporation
4100 Fairfax Drive, Suite 1150
Arlington, Virginia 22203
Attn: C. Thomas McMillen
Telephone: (703) 528-7073
Facsimile: (703) 528-0956

With a Copy to:	Kirkpatrick & Lockhart Nicholson Graham, LLP
201 S. Biscayne Blvd., Suite 2000
Miami, Florida 33131
Attn: Clayton E. Parker, Esq.
Telephone: (305) 539-3306
Facsimile: (305) 358-7095

Any party hereto may from time to time change its address for notices by giving at least ten (10) days written notice of such changed address to the other party hereto.

Section 8.5  Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 8.6  Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 8.7  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Any assignee of this Agreement shall be bound by the terms of this Agreement including, without limitation, Section 3.2 herein.

Section 8.8  No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 8.9  Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

Section 8.10  Waiver of Jury Trial. Each party hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under, or in connection with, this Agreement. Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by among other things, the mutual waivers and certifications in this Section 8.10.

Section 8.11  Survival. The representations and warranties of the Company contained in Sections 2.1(a), (p) and (q) should survive indefinitely and those contained in Article II, with the exception of Sections 2.1(a), (p), (q) and (v), shall survive the execution and delivery hereof and the Closing until the date eighteen (18) months from the Closing Date, and the agreements and covenants set forth in Articles I, III, VI, VII and VIII of this Agreement shall survive the execution and delivery hereof and the Closing hereunder; provided, that Sections 3.1, (a), (b), (d), (e), (g), (h), (i), (j) and (k) shall not expire until the registration statement filed pursuant to Section 7 is no longer required to be effective under the terms and conditions of this Agreement.

Section 8.12  Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four additional executed signature pages to be physically delivered to the other parties within five days of the execution and delivery hereof.

Section 8.13  Severability. The provisions of this Agreement and the Certificate of Designation are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement or the Certificate of Designation shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the Certificate of Designation shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 8.14  Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement, the Preferred Shares, the Conversion Shares and the Certificate of Designation.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

SECURITY HOLDING CORP.

By:	/s/ C. Thomas McMillen
Name:	C. Thomas McMillen
Title:	President

HOMELAND SECURITY CAPITAL CORPORATION

By:	/s/ C. Thomas McMillen
Name:	C. Thomas McMillen
Title:	Chief Executive Officer